UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                              (AMENDMENT NO. ___)(1)


                                E-CONNECT, INC.
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                  278895 10 7
    -------------------------------------------------------------------------
                                 (CUSIP Number)





       E-CONNECT, INC. 2500 VIA CABRILLO MARINA #112, SAN PEDRO, CA 90731
-------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                  MAY 7, 2001
    -------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (PAGE 1 OF 4 PAGES)

     (1) The remainder of this cover page shall be filled out for a reporting person' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

------------------------------              ------------------------------------
CUSIP NO. 278895 10 7                                Page 2 of 4 Pages
------------------------------              ------------------------------------

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    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


           RICHARD EPSTEIN
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                      (b) [ ]

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    3      SEC USE ONLY


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    4      SOURCE OF FUNDS*


           PF
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    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                               [ ]

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    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
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                    7   SOLE VOTING POWER


      NUMBER OF         40,573,529
        SHARES      ------------------------------------------------------------
     BENEFICIALLY   8   SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING
       PERSON       ------------------------------------------------------------
        WITH        9   SOLE DISPOSITIVE POWER



                    ------------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER



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    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          40,573,529
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    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]


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    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          12.5%
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    14    TYPE OF REPORTING PERSON*


          IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                    ----------------------------------
CUSIP NO.                                             PAGE 3 OF 4 PAGES
---------------------------                   ----------------------------------

ITEM 1.  SECURITY AND ISSUER.







ITEM 2.  IDENTITY AND BACKGROUND.















ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.








ITEM 4.           PURPOSE OF TRANSACTION.

                                  SCHEDULE 13D

--------------------------                    ----------------------------------
CUSIP NO.                                             PAGE 4 OF 4 PAGES
---------------------------                   ----------------------------------


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.










         (d) Not applicable.

         (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.







ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   MAY 7, 2001

                                          By: /s/ RICHARD EPSTEIN
                                              ----------------------------------
                                                  Richard Epstein